Exhibit 99.1

E @coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	May 3, 2011
No. 1287

Coherent, Inc. Reports Second Fiscal Quarter Results

Record Bookings, Revenue and Operating Profit

SANTA CLARA, CA, May 3, 2011 — Coherent, Inc. (NASDAQ, COHR), a world leader in providing photonics based solutions to the commercial and scientific research markets, today announced financial results for its second fiscal quarter ended April 2, 2011.

FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
	April 2, 2011	Jan. 1, 2011	April 3, 2010	April 2, 2011	April 3, 2010
GAAP Results
(in millions except per share data)
Bookings	$236.7	$234.4	$164.5	$471.1	$322.9
Net sales	$200.9	$183.1	$149.2	$384.0	$272.0
Net income	$23.7	$19.1	$8.5	$42.8	$12.7
Diluted EPS	$0.92	$0.76	$0.34	$1.68	$0.51

Non-GAAP Results
(in millions except per share data)
Net income	$21.5	$21.4	$11.3	$42.8	$16.4
Diluted EPS	$0.83	$0.85	$0.45	$1.68	$0.66

SECOND FISCAL QUARTER DETAILS

For the second fiscal quarter ended April 2, 2011, Coherent announced net sales of $200.9 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $23.7 million, or $0.92 per diluted share.  These results compare to net sales of $149.2 million and net income of $8.5 million, or $0.34 per diluted share, for the second quarter of fiscal 2010.  Non-GAAP net income for the second quarter of fiscal 2011 was $21.5 million, or $0.83 per diluted share and excludes a gain of $6.1 million net of tax, or $0.24 per diluted share, primarily due to a currency translation benefit related to the dissolution of our Finland operations.  Non-GAAP net income for the second quarter of fiscal 2010 was $11.3 million, or $0.45 per diluted share. For a complete overview of the differences between GAAP and non-GAAP results, please see the reconciliation table included at the end of our release.

Net sales for the first quarter of fiscal 2011 were $183.1 million and net income, on a GAAP basis, was $19.1 million, or $0.76 per diluted share.  Non-GAAP net income for the first quarter of fiscal 2011 was $21.4 million, or $0.85 per diluted share.

Bookings received during the second fiscal quarter ended April 2, 2011 of $236.7 million increased 43.9% from $164.5 million in the same prior year period and increased by 1.0% compared to bookings of $234.4 million in the immediately preceding quarter.  The book-to-bill ratio was 1.18, resulting in backlog of $348.9 million at April 2, 2011 compared to a backlog of $308.9 million at January 1, 2011 and a backlog of $217.2 million at April 3, 2010.

As of April 2, 2011, year-to-date sales were $384.0 million and net profit was $42.8 million ($1.68 per diluted share) on a GAAP basis compared to the prior year period sales of $272.0 million and a net profit on a GAAP basis of $12.7 million ($0.51 per diluted share).   Bookings received for the six month period ended April 2, 2011 were $471.1 million, compared to $322.9 million in bookings received during the same period a year ago.

“Our record-setting bookings and revenue in the second quarter underscore the continuing strength in our commercial markets, especially in the microelectronics business.  Demand for lasers used in the packaging of smartphones and the production of flat panel displays remains very high.  We are expanding capacity and adding inventory to fulfill these orders for the balance of fiscal 2011 and into fiscal 2012,” said John Ambroseo, Coherent’s President and Chief Executive Officer.

Coherent ended the quarter with cash and short term investments of $270.6 million, a decrease of $26.0 million from cash and short term investments of $296.6 million at January 1, 2011, primarily due to the acquisition of Hypertronics’ assets and the repurchase of 454,682 shares of its common stock.

“We continue to focus on design wins and fortifying our product portfolio.  We will be introducing several new additions to our solid-state, OPSL and laser tools product lines at upcoming tradeshows,” Ambroseo added.  “With a record backlog of approximately $349 million and a solid business outlook, we are raising our fiscal 2011 revenue estimate to $790-805 million, which corresponds to 31-33% annual growth,” he concluded.

CONFERENCE CALL REMINDER

The Company will host a conference call today to discuss its financial results at 1:30 P.M. Pacific (4:30 P.M. Eastern). A listen-only broadcast of the conference call can be accessed on the Company’s website at either http://www.coherent.com/Investors/ or http://www.earnings.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately three months on both web sites.  A transcript of management’s prepared remarks can be found at http://www.coherent.com/Investors/.

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Six Months Ended
	April 2,	Jan. 1,	April 3,	April 2,	April 3,
	2011	2011	2010	2011	2010

Net sales	$200,880	$183,111	$149,157	$383,991	$271,972
Cost of sales (A) (B) (D) (E)	112,111	100,717	83,544	212,828	155,327
Gross profit	88,769	82,394	65,613	171,163	116,645
Operating expenses:
Research & development (A) (B) (D)	21,246	18,530	19,488	39,776	34,898
Selling, general & administrative (A) (B) (C) (D)	38,979	36,078	31,164	75,057	59,143
Intangibles amortization	2,257	2,095	1,956	4,352	3,917
Total operating expenses	62,482	56,703	52,608	119,185	97,958
Income from operations	26,287	25,691	13,005	51,978	18,687
Other income (expense), net(D) (E)	9,325	1,754	1,492	11,079	2,284
Income before income taxes	35,612	27,445	14,497	63,057	20,971
Provision for income taxes(F)	11,889	8,332	6,017	20,221	8,312
Net income	$23,723	$19,113	$8,480	$42,836	$12,659

Net income per share:
Basic	$0.94	$0.77	$0.34	$1.72	$0.51
Diluted	$0.92	$0.76	$0.34	$1.68	$0.51

Shares used in computation:
Basic	25,246	24,688	24,704	24,967	24,587
Diluted	25,832	25,268	24,996	25,550	24,837

(A)  Stock-related compensation expense included in operating results is summarized below (all footnote amounts are unaudited, in thousands):

Stock-related compensation expense

	Three Months Ended			Six Months Ended
	April 2,	Jan. 1,	April 3,	April 2,	April 3,
	2011	2011	2010	2011	2010
Cost of sales	$344	$244	$256	$588	$475
Research & development	363	337	280	700	553
Selling, general & administrative	2,454	2,342	1,514	4,796	3,184
Impact on income from operations	$3,161	$2,923	$2,050	$6,084	$4,212

For the quarters ended April 2, 2011, January 1, 2011, and April 3, 2010, the impact on net income, net of tax was $2,312 ($0.09 per diluted share), $2,248 ($0.09 per diluted share) and $1,873 ($0.07 per diluted share), respectively. For the six months ended April 2, 2011 and April 3, 2010, the impact on net income, net of tax was $4,560 ($0.18 per diluted share) and $3,392 ($0.14 per diluted share), respectively.

(B)  Restructuring costs included in operating results are summarized below:

Restructuring costs

	Three Months Ended			Six Months Ended
	April 2,	Jan. 1,	April 3,	April 2,	April 3,
	2011	2011	2010	2011	2010
Cost of sales	$—	$—	$707	$—	$1,016
Research & development	—	—	168	—	577
Selling, general & administrative	—	—	685	—	1,203
Impact on income from operations	$—	$—	$1,560	$—	$2,796

Restructuring costs for the quarters ended April 2, 2011 and January 1, 2011 were not material to our results of operations and have not been broken out here or in our non-GAAP reconciliation. For the six months ended April 3, 2010, the impact on net income, net of tax was $1,791 ($0.07 per diluted share).

(C)  The six months ended April 3, 2010 includes $2,185 ($1,438 net of tax ($0.06 per diluted share)) net receipt from the settlement of litigation resulting from our internal stock option investigation.

(D)  Changes in deferred compensation plan liabilities are included in cost of sales and operating expenses while gains and losses on deferred compensation plan assets are included in other income (expense) net.  Deferred compensation expense (benefit) included in operating results is summarized below:

Deferred compensation expense (benefit)

	Three Months Ended			Six Months Ended
	April 2,	Jan. 1,	April 3,	April 2,	April 3,
	2011	2011	2010	2011	2010
Cost of sales	$53	$50	$4	$103	$36
Research & development	211	195	30	406	162
Selling, general & administrative	1,621	1,495	204	3,116	1,318
Impact on income from operations	$1,885	$1,740	$238	$3,625	$1,516

For the quarters ended April 2, 2011, January 1, 2011 and April 3, 2010, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was income of $3,117, income of $1,553 and income of $97 respectively. For the six months ended April 2, 2011 and April 3, 2010, the impact on other income (expense) net was income of $4,670 and net income of $1,160, respectively.

(E)   The three and six months ended April 2, 2011 includes $5,918 ($6,113 net of tax ($0.24 per diluted share)) gain from the dissolution of our Finland operations, of which a charge of $593 is recorded in cost of sales and a benefit of $6,511 is recorded in other income (expense), net.

(F)   The three and six months ended April 2, 2011 includes a $1,549 ($0.06 per diluted share) increase in valuation allowances against deferred tax assets.

Summarized balance sheet information is as follows (unaudited, in thousands):

	April 2, 2011	October 2, 2010
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$270,623	$262,771
Restricted cash	625	625
Accounts receivable, net	134,121	110,211
Inventories	139,219	113,858
Prepaid expenses and other assets	74,794	55,052
Total current assets	619,382	542,517
Property and equipment, net	98,069	90,339
Other assets	170,371	170,248
Total assets	$887,822	$803,104

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$15	$18
Accounts payable	47,119	39,737
Other current liabilities	125,366	92,165
Total current liabilities	172,500	131,920
Other long-term liabilities	78,590	79,721
Total stockholders’ equity	636,732	591,463
Total liabilities and stockholders’ equity	$887,822	$803,104

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands, net of tax):

	Three Months Ended			Six Months Ended
	April 2, 2011	Jan. 1, 2011	April 3, 2010	April 2, 2011	April 3, 2010
GAAP net income	$23,723	$19,113	$8,480	$42,836	$12,659
Stock option investigation and litigation expense (benefit)	—	—	—	—	(1,438)
Stock-related compensation expense	2,312	2,248	1,873	4,560	3,392
Gain on Finland dissolution	(6,113)	—	—	(6,113)	—
One-time tax expense	1,549	—	—	1,549	—
Restructuring costs	—	—	978	—	1,791
Non-GAAP net income	$21,471	$21,361	$11,331	$42,832	$16,404

Non-GAAP net income per diluted share	$0.83	$0.85	$0.45	$1.68	$0.66

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include the statements in this press release that relate to our fiscal 2011 revenue outlook, the strength of our markets, demand for our products, the timing of fulfillment of orders and the introduction of new products. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to differ materially include risks and uncertainties, including, but not limited to, risks associated with any general market recovery, our successful implementation of our customer design wins, our and our customers’ exposure to risks associated with worldwide economic slowdowns, the ability of our customers to forecast their own end markets, our ability to increase our sales volumes, our ability to accurately forecast future periods, customer acceptance and adoption of our new product offerings, level of government spending and continued purchases of our existing and new products and services, continued availability of products and materials from our suppliers, our ability to timely ship our products and our customers’ ability to accept such shipments, our ability to have our customers qualify our product offerings, our ability to successfully integrate the acquired business assets and to expand our operations in Singapore and other risks identified in the Company’s SEC filings.  Readers are encouraged to refer to the risk disclosures and critical accounting policies and estimates described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.  Actual results, events and performance may differ materially from those presented herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets and part of the Russell 2000. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. • P. O. Box 54980, Santa Clara, California  95056—0980 • Telephone (408) 764-4000